                              CONSULTING AGREEMENT

         This CONSULTING AGREEMENT is dated as of October 1, 2004 (the
"Agreement"), by and among Spectrum Sciences & Software Holdings Corp., a
Delaware corporation ("Spectrum"), Endeavor Capital Group, LLC., a Florida
corporation ("Endeavor"), BG Capital Group Ltd., a Bahamian corporation ("BG")
and Robert Genovese, an individual ("Genovese" and together with Endeavor and
BG, the "Genovese Entities"). Spectrum, Endeavor, BG and Genovese are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, Endeavor and Spectrum entered into a Consulting Agreement dated as of March 1, 2003 (the "Endeavor Agreement"), pursuant to which Endeavor agreed to provide certain consulting services to Spectrum;

         WHEREAS, Genovese and Spectrum entered into a Consulting Agreement dated as of February 25, 2004, and a Consulting Agreement dated March 11, 2004, as amended by the Amended and Restated Consulting Agreement dated April 16, 2004
(all of the forgoing being collectively referred to as the "Genovese
Agreement"), pursuant to which Genovese agreed to provide certain consulting services to Spectrum;

         WHEREAS, each of the Parties has agreed to acknowledge the expiration of the Endeavor Agreement, to modify and replace in its entirety the Genovese
Agreement by providing for the limited consulting services described herein, and to terminate any other Prior Agreement, understanding or contract relating to providing consulting or advisory services by any Party to any other Party
(collectively the "Prior Agreements").

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

         1. MODIFICATION AND RESOLUTION OF PRIOR AGREEMENTS.

         (a) Notwithstanding any provision of the Endeavor Agreement to the contrary, Endeavor and Spectrum hereby acknowledge and agree that the term of the Endeavor Agreement has expired and that the Endeavor Agreement is no longer in force.

         (b) Notwithstanding any provision of the Genovese Agreement to the contrary, Genovese and Spectrum hereby modify and replace in its entirety the
Genovese Agreement as described in Section 3 hereafter.

         (c) Notwithstanding any provision of any other Prior Agreement to the contrary, the Parties hereby terminate any other Prior Agreement.

         2. EXPENSE REIMBURSEMENT COOPERATION. Notwithstanding Section 1 above, the Parties agree to cooperate in good faith to properly determine and document for accounting and tax purposes reimbursements from Spectrum to the Genovese
Entities of approximately $903,711 paid by the Genovese Entities to third parties on behalf of Spectrum.

         3. LIMITED CONSULTING SERVICES.

              (a) Spectrum hereby engages Genovese and Genovese hereby agrees to render limited independent advisory consulting services concerning suitable merger or acquisition candidates (each a "Merger Candidate") for Spectrum, perform appropriate diligence investigations with respect thereto, advise
Spectrum with respect to the desirability of pursuing such candidates, and assist Spectrum in any negotiations which may ensue therefrom; provided, however, that Genovese may provide such services to Spectrum only with respect to any Merger Candidate that was identified to the Board of Directors of
Spectrum by Genovese as of May 4, 2004, as set forth on Exhibit A hereto (the
"Identified Merger Candidates"), or with respect to any additional Merger
Candidate identified to the Board by Genovese and approved by the Board, in its sole discretion, as subject to this Agreement.

              (b) Genovese shall keep the Board of Directors of Spectrum informed in all material respects as to all communications, discussion and negotiations with any Merger Candidate and shall not enter into any contract, agreement or understanding on behalf of Spectrum.

              (c) Genovese and Spectrum agree that Genovese is not entitled to any further compensation in connection with the provision of services under this
Agreement.

              (d) Genovese shall have the right to retain agents and other representatives to perform his consulting services with the prior written consent of Spectrum. No arrangement for the compensation of or reimbursement of expenses to any such agent or representative by Spectrum shall be binding upon
Spectrum unless specifically approved by Spectrum in writing.

         4. NO AGENCY OR AUTHORITY TO BIND SPECTRUM. Notwithstanding Section
3(a) above, Genovese shall not be an agent of Spectrum and does not have the authority or ability to enter into any contract, agreement or understanding on behalf of Spectrum or to legally bind Spectrum in any manner. Additionally, the services to be rendered by Genovese to Spectrum shall under no circumstances include the following:

              (a) any activities which could be deemed by the Securities and
Exchange Commission to constitute investment banking;

              (b) services in connection with the offer or sale of securities;

              (c) services that directly or indirectly promote or maintain a market for the securities of the Spectrum including without limitation the dissemination of information that reasonably may be expected to sustain or raise or otherwise influence the price of the securities;

              (d) services providing investor relations or shareholder
communications; or

              (e) consultation in connection with financing that involves any issuance of Spectrum's securities.

         5. AGREEMENT TO STAND STILL.

              (a) Each of the Genovese Entities hereby agrees that until the
Standstill Termination Date (as defined below), without the prior written consent of Spectrum, specifically expressed in a resolution adopted by the Board of Directors of Spectrum, it will not and will cause its Affiliates (as defined below) to not:

                  (i) acquire, directly or indirectly (including through the exercise of any options), any Securities (as defined below) of
         Spectrum;

                  (ii) make, or in any way participate, directly or indirectly, in any "solicitation" (as such term is used in the proxy rules of the
         Securities and Exchange Commission as in effect on the date hereof) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage or influence any person with respect to the voting of any Securities, initiate, propose or otherwise
         "solicit" (as such term is used in the proxy rules of the Securities and Exchange Commission as in effect on the date hereof) stockholders of Spectrum for the approval of stockholder proposals whether made pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as
         amended (the "Exchange Act"), or otherwise, or induce or attempt to induce any other person to initiate such stockholder proposal;

                  (iii) form or cause the formation of, join or in any way
         participate, directly or indirectly, in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Securities of Spectrum;

                  (iv) otherwise act, alone or in concert with others, to
         control or seek to control the management, Board of Directors or policies of Spectrum; provided, however, that Genovese shall not be prohibited from communicating with the Board or officers of Spectrum in connection with the performance of his obligations under this
         Agreement;

                  (v) seek, alone or in concert with others, the removal of any member of the Board of Directors of Spectrum;

                  (vi) issue any press release regarding the business of
         Spectrum; and

                  (vii) enter into any arrangements, understandings or
         agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person to take any action which the Genovese
         Entities would be prohibited from taking under this Section 5.

              (b) For purposes of this agreement, an "Affiliate" of a person shall have the meaning set forth in Rule 12b-2 of the Exchange Act as in effect on the date hereof and, in addition, shall include "Associates" (as defined in
Rule 12b-2) of the Exchange Act as in effect on the date hereof) of such person and its Affiliates.

              (c) The term "Securities" shall mean the shares of common stock and other securities of Spectrum, as the context implies, entitled to vote generally in the election of directors, any other securities (including, without limitation, rights and options) convertible into, exchangeable for or exercisable for, any of the foregoing (whether or not presently convertible, exchangeable or exercisable), or any indebtedness of Spectrum.

              (d) The "Standstill Termination Date" shall be December 31, 2005.

         6. CONFIDENTIAL INFORMATION AND MATERIALS.

              (a) Genovese agrees that during the course of his relationship with Spectrum, he has obtained and may obtain in the future "Confidential
Information." "Confidential Information" is information concerning Spectrum which Spectrum attempts to keep confidential, has not been publicly disclosed by
Spectrum, is not a matter of common knowledge in its industry, including, but not limited to, certain information relating to the business plans, trade practices, finances, accounting methods, methods of operations, trade secrets, marketing plans or programs, forecasts, statistics relating to markets, contracts, customers, compensation arrangements, and business opportunities.
Genovese agrees that the Confidential Information is proprietary to Spectrum.

              (b) During Genovese's engagement by Spectrum, Genovese may have access to the Confidential Information and shall occupy a position of trust and confidence with respect to the Confidential Information and Spectrum's affairs and business. Genovese agrees to take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

                  (i) During Genovese's engagement by Spectrum and for a period of three years after the Consulting Termination Date (the
         "Confidentiality Termination Date"), Genovese shall not use, disclose or otherwise permit any person or entity access to any of the
         Confidential Information other than as directed by Spectrum in the performance of Genovese's duties with Spectrum and other than is required to be disclosed by law or by any court, administrative agency, or arbitration panel.

                  (ii) During Genovese's engagement by Spectrum hereunder and until the Confidentiality Termination Date, other than as directed by
         Spectrum in the performance of Genovese's duties with Spectrum and other than is required to be disclosed by law or by any court, administrative agency, or arbitration panel, Genovese shall take all reasonable precautions to prevent disclosure of the Confidential
         Information (including disclosure by agents or representatives of
         Genovese) to unauthorized persons or entities, other than as required to be disclosed by law or by any court, administrative agency, or arbitration panel.

                  (iii) Upon termination of Genovese's engagement by Spectrum for any reason whatsoever, or earlier if requested by Spectrum,
         Genovese shall deliver to Spectrum all tangible materials relating to, but not limited to, the Confidential Information and any other information regarding Spectrum, including any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information and shall not retain any copies of any of the above materials.

         7. RETURN OF SHARES. On April 15, 2004, the Company received a notice from Genovese with respect to the exercise by Genovese of options representing approximately 1.1 million shares of common stock of Spectrum (the "Optioned
Shares"). Based on Genovese's representation to the Company that such notice was sent as the result of an administrative error, Spectrum and Genovese agree that
Genovese's notice and exercise of such options will be canceled and considered null and void if Genovese returns the Optioned Shares to Spectrum within 5 days of this Agreement. Genovese will owe no fees in connection with such cancellation and, upon return of the Optioned Shares, will owe no fees with respect to the original notice and exercise of such options.

         8. REMEDIES. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by any Party hereto and that the non-breaching Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this
Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching Party. In the event of litigation relating to this
Agreement, if a court of competent jurisdiction determines that a Party has breached this Agreement, such breaching Party shall be liable for and pay to the other Party on demand the legal fees and expenses incurred by the non-breaching
Party in connection with such litigation, including any appeal therefrom.

         9. WAIVERS AND AMENDMENTS. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. No provision of this Agreement can be amended without the specific written consent of the Parties hereto.

         10. CHOICE OF LAW/CONSENT TO JURISDICTION.

         (a) The validity, interpretation, performance and enforcement of this
Agreement shall be governed by the laws of the State of Delaware without regard to the conflict of laws principles thereof.

         (b) In the event any Party brings any action, suit or proceeding against the other arising out of or relating to this Agreement or the
Transaction, each Party hereby irrevocably and unconditionally consents to the jurisdiction of the federal and state courts of the State of Delaware for such action, suit or proceeding arising out of or relating to this Agreement, and agrees not to commence any action, suit or proceeding related thereto except in such courts. Each Party further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the federal and state courts of the
State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         (c) Each Party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address shall be effective service of process for any action, suit or proceeding brought against it in any such court.

         11. COUNTERPARTS. For the convenience of the Parties, any number of counterparts of this Agreement may be executed by the Parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

         12. SUCCESSORS AND ASSIGNS. The benefits of this Agreement shall inure to the respective successors and assigns of the Parties hereto, and the obligations and liabilities assumed in this Agreement by the Parties hereto shall be binding upon their respective successors and assigns. Without the written consent of Spectrum, no Genovese Entity may assign any of its duties, rights or obligations hereunder.

         13. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each Party and may be modified or waived only by a separate letter executed by each Party expressly so modifying or waiving this Agreement.

         14. SEVERABILITY. The covenants and agreements contained in this
Agreement are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the arrangement that is the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained in this
Agreement. If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained in this Agreement because the duration thereof is too long, it is expressly agreed between the Parties to this
Agreement that such duration shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

         15. RELATIONSHIP OF THE PARTIES. This Agreement shall neither create a joint venture, partnership, agency nor other form of association. It is expressly agreed that Genovese is acting as an independent contractor in performing its services hereunder. Spectrum shall carry no workmen's compensation insurance or any health or accident insurance to cover Genovese.
Spectrum shall not pay any contributions to social security, unemployment insurance, Federal or State withholding taxes nor pay any other contributions or benefits, which might be expected in an employer-employee relationship.

                            [Signature Pages Follow]

         IN WITNESS WHEREOF, the Parties hereto have executed or caused this
Agreement to be executed as of the day and year first written above.

                                     SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP.

                                     By: /s/ William H. Ham, Jr.
                                         --------------------------------------
                                         Name:  William H. Ham, Jr.
                                         Title: President and Chief Executive
                                                Officer

                                     ENDEAVOR CAPITAL GROUP, LLC

                                     By:  /s/ Jeffrey Schneider
                                         --------------------------------------
                                         Name:  Jeffrey Schneider
                                         Title: Managing Member

                                     BG CAPITAL GROUP, LTD.

                                     By: /s/ Robert Genovese
                                         --------------------------------------
                                         Name:  Robert Genovese
                                         Title: President

                                     ROBERT GENOVESE

                                      /s/ Robert Genovese
                                     ------------------------------------------

                     [Signature Page - Consulting Agreement]